Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

September 10, 2025

BROADCOM INC.

3421 Hillview Avenue

Palo Alto, California 94304

Ladies and Gentlemen:

We have acted as special counsel to Broadcom Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), initially filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), on September 10, 2025 relating to the proposed offer by the Company to exchange (the “Exchange Offer”) an aggregate principal amount of up to (1) $750,000,000 of the Company’s outstanding 1.950% Senior Notes due 2028 (the “Old 2028 Notes”) for an equal principal amount of the Company’s registered 1.950% Senior Notes due 2028 (the “2028 Exchange Notes”), (2) $2,750,000,000 of the Company’s outstanding 2.450% Senior Notes due 2031 (the “Old 2031 Notes”) for an equal principal amount of the Company’s registered 2.450% Senior Notes due 2031 (the “2031 Exchange Notes”), (3) $1,750,000,000 of the Company’s outstanding 2.600% Senior Notes due 2033 (the “Old 2033 Notes”) for an equal principal amount of the Company’s registered 2.600% Senior Notes due 2033 (the “2033 Exchange Notes”), (4) $3,000,000,000 of the Company’s outstanding 3.500% Senior Notes due 2041 (the “Old 2041 Notes”) for an equal principal amount of the Company’s registered 3.500% Senior Notes due 2041 (the “2041 Exchange Notes”) and (5) $1,750,000,000 of the Company’s outstanding 3.750% Senior Notes due 2051 (the “Old 2051 Notes” and, together with the Old

BROADCOM INC.

September 10, 2025

2028 Notes, the Old 2031 Notes, the Old 2033 Notes and the Old 2041 Notes, the “Old Notes”) for an equal principal amount of the Company’s registered 3.750% Senior Notes due 2051 (the “2051 Exchange Notes” and, together with the 2028 Exchange Notes, the 2031 Exchange Notes, the 2033 Exchange Notes and the 2041 Exchange Notes, the “Exchange Notes”).

The Old Notes were issued, and the Exchange Notes will be issued, under the indenture, dated as of January 19, 2021 (the “Indenture”), by and among the Company, the guarantors then party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”).

The Company is proposing the Exchange Offer in accordance with the terms of a Registration Rights Agreement with respect to the Old Notes, by and among the Company, the guarantors then party thereto and Morgan Stanley & Co. LLC, BNP Paribas Securities Corp., RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., and Truist Securities, Inc. as representatives of the several initial purchasers, dated as of January 19, 2021.

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company and public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter, including (a) the Registration Statement; (b) the Indenture; (c) the forms of the Exchange Notes; (d) a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended, and a copy of the Amended and Restated Bylaws of the Company, each as set forth in the certificate of the Secretary of the Company, dated September 10, 2025; (e) minutes and resolutions of the Board of Directors of the Company relating to the issuance of the Exchange Notes; and (f) such other corporate records, certificates and other documents and such matters of law, in each case, as we have deemed necessary or appropriate. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed. We have assumed that the terms of the Exchange Notes have been established so as not to, and that the execution and delivery by the parties thereto and the performance of such parties’ obligations under the Exchange Notes will not, breach, contravene, violate, conflict with or constitute a default under (1) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York, the General Corporation Law of the State of Delaware (the “DGCL”) and the federal securities laws of the United States of America as such laws apply to the Company); (2) any judicial or regulatory order or decree of any governmental authority; or (3) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. We also have assumed that the Indenture and the Exchange Notes are the valid and legally binding obligation of the Trustee. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies.

BROADCOM INC.

September 10, 2025

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the DGCL (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal securities laws of the United States of America, in each case as in effect on the date hereof.

Based upon the foregoing, and subject to the assumptions, limitations, qualifications, exceptions and comments set forth in this letter, we advise you that, in our opinion, when (i) the Registration Statement has become effective under the Act, (ii) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (iii) the Exchange Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indenture against receipt of the Old Notes surrendered in exchange therefor, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of “blue sky” laws have been complied with, the Exchange Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Company.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, or (vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

BROADCOM INC.

September 10, 2025

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provisions contained in the Exchange Notes and the Indenture. We express no opinion as to the ability of another court, federal or state, to accept jurisdiction and/or venue in the event the chosen court is unavailable for any reason, including, without limitation, natural disaster, act of God, human health or safety reasons or otherwise (including a pandemic).

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement, and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz